                                                                   EXHIBIT 10.55



                        SIXTH LOAN MODIFICATION AGREEMENT


         This Sixth Loan Modification Agreement ("Agreement") is made as of this 15th day of February, 2001, by and between BPP/PLEASANT HILL, L.P., a California limited partnership ("Borrower"), and COMERICA BANK-CALIFORNIA, a California Banking Corporation ("Lender").

                                    RECITALS

         This Agreement is entered into upon the basis of the following facts and understandings of the parties, which facts and understandings are acknowledged by the parties to be true and accurate:


         A. Pursuant to a Building Loan Agreement by and between Lender and Borrower dated April 26, 1999 (the "Loan Agreement"), Lender agreed to make a loan to Borrower in the original principal amount of Fifty-five Million Dollars ($55,000,000) (the "Loan"), to finance the acquisition by Borrower of certain real property in the City of Pleasant Hill, County of Contra Costa, State of California, more particularly described in the Loan Agreement (the "Property") and the construction of certain improvements thereon comprising the shopping center commonly known as "Downtown Pleasant Hill". The Loan is evidenced by that certain Note Secured by Deed of Trust (Floating Rate Note) (LIBOR Option) from Borrower to Lender dated April 26, 1999 (the "Note"). Notwithstanding the original principal amount of the Note, the Loan amount and Lender's obligation to advance Loan proceeds was reduced by the by the sum of Seven Million Fifty-five Thousand Dollars ($7,055,000) to the sum of Forty-seven Million Nine Hundred Forty-five Thousand Dollars ($47,945,000), pursuant to the Fourth Modification Agreement (defined in Recital F below).

         B. Borrower's obligations under the Loan Agreement, the Note, and all documents, instruments and agreements executed in connection therewith, except for the Environmental Indemnity, defined in Recital C below, are secured by, among other things, a Construction Deed of Trust, Security Agreement and Fixture Filing (With Assignment of Rents and Leases) dated April 26, 1999, encumbering the Property, which Deed of Trust was recorded on May 26, 1999, in the Official Records, Office of the County Recorder of Contra Costa County, State of California ("Official Records"), as Document Number 99-140958 (the "Deed of Trust").

         C. In connection with the Loan, Borrower, Burnham Pacific Operating Partnership, L.P., a Delaware limited partnership ("BPOP"), and Burnham Pacific Properties, Inc., a Maryland corporation ("BPP"), executed an Environmental Indemnity dated April 26, 1999 in favor of Lender (the "Environmental Indemnity"). The Environmental Indemnity is not secured by the Deed of Trust.

         D. In addition, in connection with the Loan, Borrower executed an Assignment of Real Property Leases and Rents dated April 26, 1999 in favor of Lender (the "Assignment"), which Assignment was recorded on May 26, 1999, in the Official Records as Document Number 99-140959.

         E. Lender's security interest in the personal property described in the Deed of Trust is perfected by a Financing Statement, UCC-1, filed in the Office of the California Secretary of State on June 10, 1999, filing number 9916760561.

         F. Certain terms and conditions of the Loan were modified pursuant to (i) that certain Loan Modification Agreement dated October 8, 1999,
(ii) that certain Second Loan Modification Agreement dated March 2, 2000, (iii) that certain Third Loan Modification Agreement dated May 12, 2000; (iv) that certain Fourth Loan Modification Agreement dated August 17, 2000 (the "Fourth Modification Agreement") and (v) that certain Fifth Loan Modification Agreement dated November 1, 2000 (the "Fifth Modification Agreement") (collectively, the "Modification Agreements").

         G. The Loan Agreement, the Note, the Deed of Trust, the Assignment and all other documents and instruments executed by Borrower in connection with the Loan (as amended by the Modification Agreements and this Agreement) are collectively referred to herein as the "Loan Documents". Unless otherwise defined herein, the capitalized terms used herein shall have the definitions set forth in the Loan Documents.

         H. Repayment of the Loan, completion of the Improvements on the Property, performance of the Loan Documents, and payment of all costs of collection with respect to the Loan are guaranteed by a Completion Agreement and Guaranty dated April 26, 1999 executed by BPOP and BPP. BPOP and BPP are each individually referred to herein as a "Guarantor" and are collectively referred to herein as "Guarantors".

         I. Borrower has advised Lender that the Sale Agreement (defined in the Fifth Modification Agreement) remains in full force and effect with respect to the Property, among other properties. Borrower has further advised Lender that Shareholder Approval (defined in the Fifth Modification Agreement) has been obtained, but that close of escrow under the Sale Agreement with respect to the Property has not occurred due to the requirement under the DDA (defined in the Loan Agreement) for Borrower to obtain the approval of the Agency (defined in the Loan Agreement) to the sale of the Property ("Agency Approval").

         J. The Loan matured on February 3, 2001. Borrower has requested that Lender extend the maturity date of the Loan for a period of ninety (90) days, to May 3, 2001, to allow Borrower the time needed to obtain Agency Approval and close escrow under the Sale Agreement and repay the Loan in full. In addition, Borrower has requested that Lender grant Borrower the right to further extend the maturity date of the Loan if close of escrow under the Sale Agreement does not occur on or before May 3, 2001, for an additional period of ninety (90) days, to August 3, 2001.

         K. Lender is willing to consent to such extension of the maturity date, provided that (i) Lender shall have no further obligation to disburse any remaining Loan proceeds and the total Loan commitment is reduced by the sum of One Million Two Hundred Thirteen Thousand nine Hundred Forty-eight Dollars and Forty-seven Cents ($1,213,948.47) (i.e., the total remaining undisbursed Loan proceeds); (ii) Borrower pays to Lender the sum of Two Million Five Hundred Thousand Dollars ($2,500,000) in connection with the first extension of the maturity date and Two Million Five Hundred Thousand Dollars ($2,500,000) in connection with the second extension of the maturity date, to be applied to reduce the principal outstanding under the Loan; (iii) Borrower pays to Lender the sum of Two Million Five Hundred Thousand Dollars ($2,500,000) in the event the Sale Agreement is terminated with respect to the Property; to be applied to reduce the principal outstanding under the Loan; (iv) certain financial covenants are imposed with respect to Guarantors, as more particularly set forth below, (v) Borrower's right to further extend the maturity date is made subject to the additional conditions set forth herein, and
(vi) Guarantors reaffirm their respective guarantees of the obligations of Borrower under the Loan, all as more particularly described below and subject to all of the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement, the parties hereto agree as follows:

         1. RECITALS. The foregoing recitals of facts and understandings of the parties are incorporated herein as the agreement of the parties.

         2. OUTSTANDING PRINCIPAL BALANCE, ACCRUED INTEREST. As of February 1, 2001, the outstanding principal balance of the Note was Forty-three Million Seven Hundred Sixty Thousand Seven Hundred Seventy Dollars and Fifteen Cents ($43,760,770.15), and interest thereunder has been paid to February 1, 2001.

         3. EXTENSION OF MATURITY DATE. As of the Effective Date (defined in Section 7), the maturity date of the Loan shall be extended to May 3, 2001.

         4.       PRINCIPAL PAYMENTS.

                  (a) On or before the Effective Date, Borrower shall pay to Lender the sum of Two Million Five Hundred Thousand Dollars ($2,500,000), to be applied by Lender in reduction of the principal amount outstanding under the Loan (the "Initial Extension Principal Payment").

                  (b) In the event Borrower elects to further extend the maturity date of the Loan pursuant to Section 9 below, Borrower shall pay to Lender the additional sum of Two Million Five Hundred Thousand Dollars ($2,500,000) as provided in said Section 9, to be applied by Lender in reduction of the principal amount outstanding under the Loan (the "Second Extension Principal Payment").

                  (c) Borrower shall notify Lender if the Sale Agreement is terminated by either party with respect to the Property within two (2) business days after such termination. If the Sale Agreement is terminated with respect to the Property at any time during the term of the Loan, Borrower shall pay to Lender the additional sum of Two Million Five Hundred Thousand Dollars ($2,500,000), to be applied by Lender in reduction of the principal amount outstanding under the Loan (the "Sale Agreement Termination Payment").

         5. EXTENSION FEE. In consideration for Lender's agreement to extend the maturity date of the Loan as provided herein, Borrower shall pay to Lender in cash, as a non-refundable extension fee, the sum of One Hundred Ten Thousand Dollars ($110,000) (the "Initial Extension Fee"). The Initial Extension Fee shall be deemed earned by Lender as of the Effective Date, and shall be payable by Borrower on or before the Effective Date.

         6. FINANCIAL COVENANTS OF GUARANTORS; REQUIRED PRINCIPAL PAYMENTS UPON REDUCTION OF EFFECTIVE TANGIBLE NET WORTH.

                  (a) EFFECTIVE TANGIBLE NET WORTH. As of the end of the third quarter of calendar year 2000, Borrower provided to Lender financial statements indicating that BPOP and BPP had a combined Effective Tangible Net Worth (defined below) of Three Hundred Ninety-eight Million Eight Hundred Sixty-three Thousand Dollars ($398,863,000.00) based on the ownership interests of BPOP and BPP in limited partnerships owning real estate, including the Property. Such limited partnerships are referred to herein as the "Guarantor Group". For purposes of this Agreement:

                           (i)      "Debt" shall mean, as of any applicable date
of determination, all items of indebtedness, obligation or liability of the Guarantor Group, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with generally accepted accounting principles consistently applied ("GAAP") and in a manner consistent with financial statements previously provided by Guarantors to Lender, but EXCLUDING the value attributed to the Minority Interests;

                           (ii)     "Effective Tangible Net Worth" shall mean,
as of any applicable date of determination, the difference between (A) (1) the net book value of all assets of the Guarantor Group (other than receivables owing to the Guarantor Group from the Guarantor Group's principals and/or affiliated entities) after all appropriate deduction (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), all a determined in accordance with GAAP and in a manner consistent with financial statements previously provided by Guarantors to Lender, PLUS (2) the value attributed to the Minority Interests, and (B) all Debt of the Guarantor Group.

                           (iii)    "Minority Interests" shall mean the
ownership interests in the projects owned by the Guarantor Group other than the interests of Guarantors therein (i.e., limited partnership interests in the limited partnerships comprising the Guarantor Group).

                  (b) REQUIRED PRINCIPAL PAYMENTS UPON REDUCTION OF EFFECTIVE TANGIBLE NET WORTH. BPOP's and BPP's combined Effective Tangible Net Worth shall be tested not less than quarterly, as of the end of each calendar quarter. If at any time during the term of the Loan, the Effective Tangible Net Worth of Guarantors is reduced to an amount less than One Hundred Seventy-five Million Dollars ($175,000,000), Borrower shall pay to Lender the sum of Five Million Dollars ($5,000,000), to be applied by Lender in reduction of the principal amount outstanding under the Loan (the "Level I Net Worth Principal Payment"). In addition, for any further reduction in the Effective Tangible Net Worth of Guarantors from One Hundred Seventy-five Million Dollars ($175,000,000.00) by more than Fifty Million Dollars ($50,000,000) (i.e., at such time as the Effective Tangible Net Worth of Guarantors becomes less than
(i) One Hundred

Twenty-five Million Dollars ($125,000,000), or (ii) the Effective Tangible Net Worth of Guarantors becomes less than Seventy-five Million Dollars ($75,000,000)), Borrower shall pay to Lender the additional sum of Five Million Dollars ($5,000,000) for each such Fifty Million Dollar ($50,000,000) reduction, with each such payment to be applied by Lender in reduction of the principal amount outstanding under the Loan (the "Level II Net Worth Principal Payment" and the "Level III Net Worth Principal Payment", respectively, and collectively with the Level I Net Worth Principal Payment, the "Net Worth Principal Payments").

         The Net Worth Principal Payments required by this subparagraph (b) are cumulative, to the effect that if the Effective Tangible Net Worth of Guarantors is reduced from the Effective Tangible Net Worth of Guarantors as of the date of this Agreement to an amount less than Seventy-five Million Dollars ($75,000,000.00) before any Net Worth Principal Payment is made by Borrower under this subparagraph (b), the total amount of the Net Worth Principal Payments required to be paid by Borrower shall be Fifteen Million Dollars ($15,000,000), and if the Level I Net Worth Principal Payments is paid by Borrower because the Effective Tangible Net Worth of Guarantors is reduced to an amount less than One Hundred Seventy-five Million Dollars ($175,000,000), and thereafter the Effective Tangible Net Worth of Guarantors is reduced to an amount less than Seventy-five Million Dollars ($75,000,000), an additional Ten Million Dollar ($10,000,000) in Net Worth Principal Payments shall be payable by Borrower.

                  (c) MAXIMUM DEBT/EFFECTIVE TANGIBLE NET WORTH. At all times during the terms of the Loans, the ratio of Guarantors' Debt (as defined above) to Guarantors' combined Effective Tangible Net Worth shall not at any time exceed 1.75 to 1.0 (the "Debt/Net Worth Covenant"). Guarantors' Debt/Effective Tangible Net Worth ratio shall be tested not less than quarterly, as of the end of each calendar quarter.

                  (d) FINANCIAL STATEMENTS. In addition to the financial information required to be provided pursuant to Section 3(a) of EXHIBIT E of the Loan Agreement, Borrower shall cause Guarantors to furnish to Lender at least quarterly, within thirty (30) days after the end of each calendar quarter, or more often if requested by Lender, a full and complete company-prepared financial statement concerning income, expenses, assets, and liabilities applicable or attributable to Guarantors and the Guarantor Group. Such statement shall be prepared in accordance with generally accepted accounting principles, shall be in form substantially similar to the financial statements previously delivered by Guarantors to Lender, and shall be certified as true, complete and correct by Guarantors.

         7. EFFECTIVE DATE. For purposes of this Agreement, the term "Effective Date" shall mean the date upon which all of the following conditions have been satisfied:

                  (a) there shall have been delivered to Lender each of the following, in form and substance satisfactory to Lender and its outside counsel, duly executed and acknowledged as appropriate:

                           (i)      this Agreement;

                           (ii)     the Guarantors' Consent, Ratification And
Reaffirmation attached hereto, executed by Guarantors;

                           (iii)    authorizing resolutions for Borrower
authorizing the transaction described herein; and

                           (iv)     CLTA Endorsement No. 110.5 and such other
endorsement(s) to Lender's policy of title insurance issued by First American Title Insurance Company at the date of Recordation of the Deed of Trust as may be satisfactory in form and content to Lender, in its sole discretion, to assure to Lender the first-lien priority of the lien of the Deed of Trust as to the principal balance of the Note, and evidence satisfactory to Lender, in its sole discretion, that all exceptions other than those previously approved by Lender have been removed from title or have been subordinated to the Deed of Trust to the satisfaction of Lender.

                  (b)      Borrower shall have paid the Initial Extension Fee;

                  (c) Borrower shall have paid the Initial Extension Principal Payment; and

                  (d) Borrower shall have paid the fees and expenses of Lender's outside counsel, as described in Section 8 below, as well as any title insurance fees and escrow fees and other costs and expenses incurred or payable by Lender or Borrower in connection herewith.

         If the foregoing conditions shall not have been satisfied and all other covenants and agreements by Borrower set forth herein to be performed prior to the Effective Date shall not have been performed on or before February 28, 2001, Lender, in its sole discretion, shall have the right at any time thereafter to terminate this Agreement by giving Borrower written notice of such termination. Upon the giving of such notice, this Agreement shall terminate and the agreements of Lender contained herein shall be null and void.

         8. PAYMENT OF EXPENSES. Borrower shall pay all reasonable out-of-pocket expenses of Lender (including but not limited to fees and costs of Lender's outside counsel) incident to the preparation, execution and delivery of this Agreement (including work performed prior to the date hereof).

         9. OPTION TO FURTHER EXTEND MATURITY DATE. Borrower shall have the option to further extend the maturity date of the Loan for an additional three (3) month period to August 3, 2001, upon written request by Borrower for such extension ("Extension Request") made not later than May 3, 2001. The requested extension shall be granted, subject to and upon the following terms and conditions:

                  (a) No event of default under this Agreement, the Note, the Trust Deed or any other Loan Documents, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an event of default, shall have occurred and be continuing as of the date of the Extension Request;

                  (b) Guarantors shall be in compliance with the Debt/Net Worth Covenant and Borrower shall have made any required Net Worth Principal Payment;

                  (c) There shall have been no material adverse change in the financial condition of Borrower or any Guarantor, as may be determined in the sole reasonable discretion of Lender;

                  (d) Concurrently with the delivery of the Extension Request, Borrower shall pay to Lender, in cash, as a non-refundable fee, the sum of One Hundred Ten Thousand Dollars ($110,000);

                  (e) If the Sale Agreement is in full force and effect with respect to the Property, then concurrently with the delivery of the Extension Request, Borrower shall deliver to Lender a letter or other written confirmation from The Prudential Insurance Company of America, the named purchaser under the Sale Agreement, that the Sale Agreement is in full force and effect with respect to the Property, or Borrower shall deliver to Lender such other confirmation, acceptable to Lender in Lender's sole discretion, that the Sale Agreement is in full force and effect with respect to the Property;

                  (f) If the Sale Agreement is not in full force and effect with respect to the Property as of May 3, 2001, and for any reason Borrower has not previously paid the Sale Agreement Termination Payment to Lender, then concurrently with the delivery of the Extension Request, Borrower shall pay to Lender the Sale Agreement Termination Payment; and

                  (g) Concurrently with the delivery of the Extension Request, Borrower shall pay to Lender the sum of Two Million Five Hundred Thousand Dollars ($2,500,000), which shall be applied by Lender in reduction of the principal amount outstanding under the Loan (the "Second Extension Principal Payment").

         10. EVENTS OF DEFAULT. Any failure by Borrower to perform or observe any of the provisions of this Agreement (or of the Loan Documents, as amended by this Agreement), any breach by Guarantors of the Debt/Net Worth Covenant, and any failure by Borrower to make any required Net Worth Principal Payment, shall constitute an event of default for purposes of Paragraph 9 of the Loan Agreement.

         11. REPRESENTATIONS AND WARRANTIES. As an inducement to Lender to enter into this Agreement, Borrower hereby reaffirms as of the date hereof all representations and warranties set forth in the Loan Documents and further represents and warrants to Lender as follows:

                  (a) Borrower is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of California, and is authorized to do business in each jurisdiction in which its ownership of property or conduct of business legal requires such authorization, and has full power, authority, and legal right to own its properties and assets and to conduct its business as currently conducted.

                  (b) Borrower has full power, authority and legal right to execute and deliver, and to perform and observe the provisions of, this Agreement and any documents executed pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby.

                  (c) The execution, delivery, and performance by Borrower of its obligations under this Agreement have been duly authorized by all necessary action, and do not and will not require any registration with, consent or approval of, notice to, or any action by, any person. The documents specified above constitute legal, valid, and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

                  (d) The execution and delivery of this Agreement and the documents executed pursuant to this Agreement, and compliance with their respective terms as contemplated herein, will not result in a breach of any of the terms or conditions of, or result in the imposition of any lien, charge, or encumbrance upon any properties of Borrower pursuant to, or constitute a default (or result in an occurrence of any event for which any holder of holders of indebtedness for money borrowed may declare the same due and payable) under any indenture, agreement, order, judgment, or instrument under which Borrower is a party or by which Borrower or its property may be bound or affected, and will not violate any provision of applicable law.

                  (e) There are no actions, suits or proceedings pending, or to the knowledge of Borrower threatened, against or affecting Borrower at law or in equity, before or by any person, which, if adversely determined, would have a material adverse effect on the business, properties, or condition (financial or otherwise) of Borrower, nor to the knowledge of Borrower is Borrower in violation or default with respect to any order, writ, injunction, demand or decree of any court or any person or in violation or default in any material respect under any indenture, agreement or other instrument under which Borrower is a party or may be bound under which the consequences of such default might materially and adversely affect the business, properties or condition (financial or otherwise) of Borrower.

                  (f) Borrower has good and marketable title to the Property, and the Property is not subject to any lien, claim or interest (including any encumbrance, security interest or mechanics' or materialmen's lien), except for those shown as exceptions in the title policy issued to Lender upon recordation of the Deed of Trust.

                  (g) The Sale Agreement is currently in full force and effect with respect to the Property.

         12. RELEASE. Borrower does hereby release, discharge and acquit Lender, and its officers, directors, shareholders, agents and employees, and their respective successors, heirs and assigns, (collectively, the "Released Parties") of and from any and all rights, claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or any relationship, acts, omissions, misfeasance, malfeasance, causes of action, promises, damages, costs, losses and expenses of every kind, nature, description or character, and irrespective of how, why, or by reason of what facts, which could or may be claimed to exist, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, claimed or unclaimed, whether based on contract, tort, breach of any duty, or other legal or equitable theory of recovery, each as though fully set forth herein at length, which in any way arise out of, are connected with or relate to the Loan, as the same has been modified by this Agreement, or the administration of the Loan, as well as any action or inaction of the Released Parties or any of them with respect to the Loan or the administration thereof. Notwithstanding the foregoing, this release shall not apply to the extent of any such rights, claims or the like arising under this Agreement or from any acts or omissions of the Released Parties after the Effective Date.

         As to all matters being released by Borrower pursuant to the provisions hereof, Borrower waives any and all rights which it may have under the provisions of California Civil Code section 1542 or under any comparable statute or rule of law. California Civil Code section 1542 provides:

                  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor.

         13. RELATIONSHIP TO LOAN DOCUMENTS. All terms and conditions of the Loan Documents shall be and remain in full force and effect until the Note and all other amounts secured by the Deed of Trust or payable by Borrower to Lender hereunder shall have been paid in full. Any reference to any of the Loan Documents from and after the Effective Date shall mean the Loan Documents as amended and modified by this Agreement. In the event of any inconsistency between the provisions of this Agreement and the Loan Documents, the provisions of this Agreement shall control.

         14. RELATIONSHIP OF LENDER AND BORROWER. Lender and Borrower intend that the relationship between them shall be solely that of creditor and debtor.

         15. ENTIRE AGREEMENT. This Agreement and the Loan Documents constitute the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes all previous negotiations, discussions and agreements between the parties, and no parol evidence of any prior or other agreement shall be permitted to contradict or vary the terms hereof.

         16. FURTHER DOCUMENTS. The parties hereto agree to execute and acknowledge further documents, and to do such other acts as may be reasonably necessary to carry out the terms, provisions and intent of this Agreement.

         17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         18. SUCCESSORS AND ASSIGNS. This Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties hereto.

         19. COUNTERPARTS. This Agreement may be executed in counterparts which together shall constitute but one and the same original.

         20. ATTORNEYS' FEES. In the event that legal proceedings or actions, whether legal or equitable (including a case or a proceeding under the Bankruptcy Code, or any successor statute thereto), are initiated to enforce or interpret any term or provision of this Agreement or to enforce payment of Borrower's obligations to Lender, the prevailing party shall be entitled to recover from the other party reasonable expenses, including attorneys' fees and costs.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                     BORROWER

                     BPP/PLEASANT HILL, L.P.,
                     a California limited partnership

                     By:    Burnham Pacific Operating Partnership, L. P.,
                            a Delaware limited partnership
                     Its:   General Partner

                            By:   Burnham Pacific Properties, Inc.,
                                  a Maryland corporation
                            Its:  General Partner


                                  By:      /s/ Daniel B. Platt
                                           ------------------------------------
                                  Name:    Daniel B. Platt
                                           ------------------------------------
                                  Its:     Chief Financial Officer
                                           ------------------------------------

                     LENDER:

                     COMERICA BANK-CALIFORNIA,
                     a California Banking Corporation


                     By:      /s/ Richard W. Daniel
                              -------------------------------------------------
                              Richard W. Daniel
                     Its:     Vice President

               GUARANTORS' CONSENT, RATIFICATION AND REAFFIRMATION


         Burnham Pacific Operating Partnership, L.P., a Delaware limited partnership, and Burnham Pacific Properties, Inc., a Maryland corporation, (collectively, "Guarantors"), each hereby consent to the terms, conditions and provisions of the foregoing Sixth Loan Modification Agreement dated February 15, 2001, and the transactions contemplated by it. Guarantors hereby ratify and reaffirm the full force and effectiveness of the Completion Agreement and Guaranty dated April 26, 1999, with respect to the Loan ("Guaranty"), as well as their respective acknowledgment that their respective obligations under the Guaranty are separate and distinct from those of Borrower under the Loan.


Date:  February 15, 2001           BURNHAM PACIFIC OPERATING PARTNERSHIP, L. P.,
                                   a Delaware limited partnership


                                   By:      Burnham Pacific Properties, Inc.,
                                            a Maryland corporation
                                   Its:     General Partner


                                            By:     /s/ Daniel B. Platt
                                                    ---------------------------
                                            Name:   Daniel B. Platt
                                                    ---------------------------
                                            Its:    Chief Financial Officer
                                                    ---------------------------


                                   BURNHAM PACIFIC PROPERTIES, INC.,
                                   a Maryland corporation


                                   By:      /s/ Daniel B. Platt
                                            -----------------------------------
                                   Name:    Daniel B. Platt
                                            -----------------------------------
                                   Its:     Chief Financial Officer
                                            -----------------------------------